SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for the Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-12


                           ACCENT COLOR SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

/X/ No fee required

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1. Title of each class of securities to which transaction applies:___________________________________________________

      2. Aggregate number of securities to which transaction applies:___________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________

      4. Proposed maximum aggregate value transaction:_____

      5. Total fee paid:________________________________________________________


/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   1. Amount previously paid:___________________________________________________
   2. Form, Schedule or Registration Statement No.:_____________________________
   3. Filing Party:_____________________________________________________________
   4. Date Filed:_______________________________________________________________

                           ACCENT COLOR SCIENCES, INC.
                            800 CONNECTICUT BOULEVARD
                             EAST HARTFORD, CT 06108



                                            April 26, 2000




Dear Shareholder:

        You are cordially invited to attend the seventh Annual Meeting of Shareholders of Accent Color Sciences, Inc. on Monday, May 22, 2000, at 11:00 a.m. at the offices of the Company. As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Company, as well as ask questions that you might have about the Company.

        Your vote is important, regardless of the number of shares that you hold. We would appreciate it if you would promptly execute and return the proxy card enclosed with this material.

                                           Sincerely,


                                           /s/ Richard J. Coburn
                                           -------------------------------------
                                           Richard J. Coburn
                                           Chairman


                                           /s/ Charles E. Buchheit
                                           -------------------------------------
                                           Charles E. Buchheit
                                           President and Chief Executive Officer

Enclosures

                           ACCENT COLOR SCIENCES, INC.
                            800 CONNECTICUT BOULEVARD
                             EAST HARTFORD, CT 06108

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 26, 2000

To the Shareholders of
Accent Color Sciences, Inc.:

        The Annual Meeting of Shareholders of Accent Color Sciences, Inc. will be held at the offices of the Company, at 800 Connecticut Boulevard, East Hartford, Connecticut on Monday, May 22, 2000, 11:00 a.m., local time, for the following purposes:

        1.   To elect two Class 1 directors and one Class 2 director;

        2. To approve the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's auditors for the year ending December 31, 2000; and

        3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on April 19, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                                            By order of the Board of Director

                                            /s/ Willard F. Pinney, Jr.
                                            ------------------------------------
                                            Willard F. Pinney, Jr.
                                            Secretary



             * * * * * * * * * * * * * * * * * * * * * * * * * * * *
                                    IMPORTANT

          It is important that your shares be represented at the Annual
          Meeting. Please sign, date and return the enclosed proxy card promptly in order that your shares will be
              voted at the Annual Meeting. A return envelope which
               requires no postage if mailed in the United States
                        is enclosed for your convenience.
             * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                 PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Accent Color Sciences, Inc. (the "Company") to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Monday, May 22, 2000, at 11:00 a.m. and at any adjournments or postponements thereof (the "Annual Meeting") at the offices of the Company, at 800 Connecticut Boulevard, East Hartford, Connecticut 06108. The close of business on April 19, 2000 is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 22,390,858 shares of the Company's Common Stock, no par value ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Company, 1,158 shares of the Company's Series B Convertible Preferred Stock, no par value (the "Series B Stock") and 33,589 shares of the Company's Series C Convertible Preferred Stock, no par value (the "Series C Stock"). Holders of Series B and Series C Stock vote together with holders of Common Stock as a single class (unless otherwise required by law). As of the record date, the holder of Series B Stock was entitled to 1,175,985 votes. This number of votes is based upon the number of shares of Common Stock which the holder of Series B Stock was then entitled to receive by converting part of the holdings subject to a provision of the Company's Restated Certificate of Incorporation which limits the amount of Common Stock that the holder of Series B Stock may beneficially own at any one time. This number is less than the total number of shares of Common Stock into which the Series B Stock is otherwise convertible. As of the record date, the holders of Series C Stock were entitled to 8,397,250 votes, being the number of shares of Common Stock into which the Series C Stock was then convertible. This Proxy Statement, the accompanying form of proxy and the 1999 Annual Report to Shareholders are being first sent to shareholders on or about April 26, 2000.

VOTING

        Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

        Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Company either at the Annual Meeting or before the Annual Meeting at Accent Color Sciences, Inc., 800 Connecticut Boulevard, East Hartford, Connecticut 06108
Attention: Secretary.

        Under Connecticut law and the governing instruments of the Company, the presence, either in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast on a matter to be considered at the Annual Meeting is necessary to constitute a quorum for the transaction of business with respect to that matter. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election. Approval of each of the other proposals set forth in the Notice of the meeting and approval of any other matters voted on at the Annual Meeting will be achieved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

        All matters to be considered at the Annual Meeting will be voted upon by holders of Common Stock, Series B Stock and Series C Stock, voting together as a single class.

        An inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the foregoing voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting. Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors, or the approval of the other proposals. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

        Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

SOLICITATION

        The cost of this solicitation will be borne by the Company. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Company (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Company may also engage a proxy-soliciting firm at the Company's expense. The Company will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.

RICHARD HODGSON

        The Company is saddened to report that Richard Hodgson, who had served as a director of the Company since May 1996, died from injuries sustained in an automobile accident in March 2000. Mr. Hodgson was a remarkable man with a long and distinguished career which included service as a founder and director of Intel Corporation. He will be missed.

                          ITEM 1. ELECTION OF DIRECTORS

INFORMATION ON NOMINEES

        The Company's Restated Certificate of Incorporation provides for three classes of directors, with each class to serve a term of three years. The Board is presently composed of seven directors, three of whom are members of Class 1, one of whom is a member of Class 2 (following the death of Mr. Hodgson, who was a Class 2 director) and three of whom are members of Class 3. The current terms of the members of Class 1 are scheduled to expire at this Annual Meeting. The Board has nominated for re-election as Class 1 directors two of the persons who are now serving as Class 1 directors of the Company and the Board has nominated the third current Class 1 director for election as an additional Class 2 director.

         The two Class 1 nominees standing for election at this Annual Meeting are Charles E. Buchheit and Robert H. Steele. If elected, their terms will expire in 2003. The Class 1 director nominated for election as a Class 2 director is Richard A. Hansen. If elected as a Class 2 director, Mr. Hansen's term will expire in 2001. Biographical summaries of each nominee and of the continuing directors appear below.

         All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

NOMINEES

For Class 1 directors, whose terms expire in 2003:

        CHARLES E. BUCHHEIT, age 59, became President and Chief Executive Officer of the Company in May 1998 after becoming a director of the Company in March 1998. Mr. Buchheit served as a Corporate Officer and Division President at Moore Corporation from 1995 to 1997, where he also served as a member of the Moore Executive Committee. At Moore, Mr. Buchheit developed Integrated Customer Solutions, a division which had the capability of managing all forms of print. Prior to that time, Mr. Buchheit was a Corporate Officer and Vice President at Xerox Corporation from 1989 to 1995. At Xerox, he was responsible for launching the multi-billion dollar Docutech program worldwide. From 1975 to 1989, he held several executive positions at IBM Corporation, including Group Marketing Executive, Director of Operations and Director of Product Programs and Practices. At IBM, Mr. Buchheit was responsible for the worldwide marketing of mainframes, system software, storage and printing devices. He has served on the Board of Directors for Infomart and NEPS, a wholly owned subsidiary of Moore Corporation, and is currently a member of the Board of Directors for Intercon Associates, Incorporated.

        ROBERT H. STEELE, age 61, became a director of the Company in 1996 and is Chairman of the Executive Compensation Committee. Mr. Steele is currently Vice Chairman of John Ryan Company, a banking services company, of which he previously served as Senior Vice President since 1992. Mr. Steele served as President of RHS Consulting, Inc., a business consulting firm, in 1991. From 1985 to 1990, Mr. Steele was Chairman and Chief Executive Officer of Dollar Dry Dock Bank of New York. Mr. Steele also served as President and CEO of Norwich Savings Society. Mr. Steele is a former U.S. Congressman from the State of Connecticut and currently serves as a director of Moore Medical Corp., a medical supplies distributor, Scan-Optics, Inc., a manufacturer of data capture equipment, NLC Insurance Companies, SmartServ Online, Inc., an online information provider and the New York Mercantile Exchange, a commodities exchange. Mr. Steele received his undergraduate degree from Amherst College and his Master's Degree from Columbia University and holds an honorary Doctor of Laws from Sacred Heart University.

For Class 2 director whose term expires in 2001:

        RICHARD A. HANSEN, age 60, became a director of the Company in January 2000. Currently Mr. Hansen is Chairman and Chief Executive Officer of the investment-banking firm, Pennsylvania Merchant Group, which he founded in 1986. Mr. Hansen also founded Radnor Venture Partners. Prior to forming Pennsylvania Merchant Group, Ltd., Mr. Hansen served as a Vice President with Kidder, Peabody & Co. and as a Senior Vice President with Blyth Eastman Dillion (which was acquired by PaineWebber Group Inc.). Prior to his investment-banking career, Mr. Hansen worked for Air Products & Chemicals. Currently, Mr. Hansen serves on the Board of Directors of Ultralife Batteries and Computone Corporation. Mr. Hansen received his undergraduate degree in mechanical engineering from Rochester Institute of Technology and his Master of Science degree in industrial administration from Purdue University.

CONTINUING DIRECTORS

Class 2 director, whose term expires in 2001:

         JOSEPH T. BROPHY, age 66, became a director of the Company in March 1998. Mr. Brophy retired as President of Travelers Insurance Company, a subsidiary of The Travelers Corporation, in 1993. Since then, he has served as a consultant with Actuarial Sciences Associates working with major companies such as AT&T, Equifax and others in developing their business strategies for health care. His prior experience with The Travelers included service as its Chief Information Officer in charge of data processing operations. Mr. Brophy is a fellow of the Society of Actuaries, holds memberships in the American Academy of Actuaries, New York Academy of Sciences, Acoustical Society of America and American Arbitration Association. He has received awards including the Distinguished Information Sciences Award from the Data Processing Management Association in 1986 and the Award of Achievement in Managing Information Technology from Carnegie Mellon and American Management Systems in 1987. Mr. Brophy currently serves as a trustee of St. Joseph College and as a director of the Connecticut Opera. He has also served as a director of LIMRA International, Inc., trustee of RPI-Hartford Graduate Center, and director of the Connecticut Academy for Education in Mathematics, Sciences and Technology and the Greater Hartford Chamber of Commerce. He is currently an owner, director and co-founder of Solution Point, an information company that provides decision support tools, analysis and data for employers and health systems. Mr. Brophy is a cum laude graduate of Fordham University, from which he received a Bachelors of Science degree. He has also attended NYU Graduate School and completed the Advance Management Program at the Sloane School, MIT.

Class 3 directors whose terms expire in 2002:

        RICHARD J. COBURN, age 68, has been Chairman of the Board since May 1996 and is a co-founder of the Company. Mr. Coburn served as President of the Company from May 1993 until May 1996 and served as Chief Executive Officer of the Company from May 1993 until August 1996. From 1991 until 1993, Mr. Coburn worked as an independent consultant to development stage companies. Mr. Coburn was a co-founder of KCR Technology, Inc., a manufacturer of high-speed, monochrome printers, and served in various roles, both consulting and managerial, including President, from 1977 to 1991. Mr. Coburn was also the founder of Coburn Technology, Inc., a developer of a xerographic printer product for word processing, the rights to which were sold to Wang Laboratories, Inc., and served as its President from 1974 to 1977. From 1968 to 1974, Mr. Coburn was President of Scan-Optics, Inc., a manufacturer of data capture equipment, of which he was a co-founder and currently serves as a director. Prior to 1968, Mr. Coburn had served in various engineering management positions in the aerospace industry over a 14-year period. Mr. Coburn received his degree in engineering from Yale University.

        NORMAN L. MILLIARD, age 57, has been Vice Chairman and Chief Technology Officer of the Company since May 1998. Mr. Milliard served as President and Chief Executive Officer of the Company from May 1996 through May 1998. Mr. Millard was elected a director of the Company in 1995. Mr. Milliard served as Vice President of the Company from January 1994 until May 1996. From 1988 through 1993, Mr. Milliard served as head of the Special Product Group at AEG Schneider Automation, Inc. (formerly Modicon, Inc.), an industrial automation company, and as the Director of Engineering and Operations for KCR Technology, a manufacturer of high-speed, monochrome printers, from 1982 to 1988. Mr. Milliard founded two companies in the electronic music field and holds a number of patents in both the printing and electronic music fields. Mr. Milliard received his degree in physics, with honors, from The Citadel, the Military College of South Carolina.

        WILLARD F. PINNEY, JR., age 56, has been Secretary of the Company since December 1993 and became a director of the Company in 1996. Mr. Pinney has been a partner since 1973 in the Connecticut law firm of Murtha, Cullina, Richter and Pinney LLP, which serves as counsel to the Company. He received his degree in political science from Yale University and his JD, with honors, from the University of Michigan Law School.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to a review of the Company's records, all required filings under Section 16(a) of the Securities Exchange Act of 1934 were made in compliance with such section.

COMPENSATION OF DIRECTORS

        Directors of the Company who are not employees of the Company receive a monthly retainer of $750 and a per meeting fee of $750 for each meeting of the Board of Directors and any committee meetings attended in person by such director. The Company also reimburses directors for reasonable travel expenses incurred in order to attend meetings.

        Under its 1995 Stock Incentive Plan, the Company has established a stock incentive program for non-employee directors, whereby each newly elected director receives an initial option to purchase 5,000 shares of Common Stock and will receive an option to purchase an additional 5,000 shares of Common Stock on the date of the annual meeting of the Board each year through 2000 as long as the director remains in office. Under this program, Mr. Hansen received an option to purchase 5,000 shares of Common Stock upon his election to the Board on January 31, 2000 and Messrs. Brophy, Hodgson, Pinney, and Steele each received at the time of the annual meeting of shareholders on November 29, 1999 an option each to purchase 5,000 shares of Common Stock. Although not as part of this program for non-employee directors, each such director also received, on a one-time basis, an option award to purchase 25,000 shares of Common Stock of the Company in the context of a comprehensive grant of options to all employees and non-employee directors on April 30, 1999.

        The Company, as permitted by Connecticut law, has purchased directors and officers liability insurance policies covering all of the Company's directors and officers on an annual basis and on a one time three-year basis with respect to the Company's initial public offering in December 1996. The aggregate premiums for these policies paid or accrued during 1999 was approximately $69,025.

ATTENDANCE; BOARD COMMITTEES

        The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board may serve on one or more committees to carry out certain responsibilities. The standing committees of the Board of Directors are the Audit Committee and the Executive Compensation Committee.

        The Board of Directors held a total of eight regular and special meetings during 1999. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

        An Audit Committee was established in May 1996. This Committee is responsible for overseeing and reviewing the audit of the Company's books and accounts, reviewing the audited financial statements of the Company, reviewing the Company's internal control procedures and reviewing the independence of the Company's independent public accountants. No member of this Committee is an employee of the Company. The Audit Committee met once during 1999. The current member of the Audit Committee is Robert H. Steele. The Audit Committee, which was chaired by Richard Hodgson prior to his death in March 2000, will be expanded at the Annual Meeting of the Board in May 2000.

        An Executive Compensation Committee was also established in May 1996 and is generally responsible for reviewing and recommending to the Board of Directors salaries and incentive compensation for the Company's executive officers. This Committee met once in 1999. The current members of the Executive Compensation Committee are Robert H. Steele (Chairman), Joseph T. Brophy and Willard F. Pinney, Jr.

        The Company does not have a nominating committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 3, 2000 regarding the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company and each nominee for election as director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                                                   Number of
                                                                                   Shares
                                                                                   Beneficially         Percentage of
NAME AND ADDRESS (1)                                                               OWNED (2)            COMMON STOCK
--------------------                                                               ------------         -------------
Richard J. Coburn (3)                                                                 629,303               2.8%
Charles E. Buchheit(4)                                                                633,334               2.9%
Norman L. Milliard (5)                                                                319,667               1.5%
Joseph T. Brophy (6)                                                                  330,649               1.5%
Willard F. Pinney, Jr. (7), (8)                                                       144,799               *
Robert H. Steele (7), (9)                                                             219,118               1.0%
Richard A. Hansen (10)                                                                419,956               1.9%
------------------------------------------------
All directors and officers of the Company as a group (7 persons) (11)               2,696,826              12.2%

*       Less than 1%

(1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 800 Connecticut Boulevard, East Hartford, Connecticut 06108.

(2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of March 3, 2000 ("currently exercisable options") are treated as outstanding only for purposes of determining the amount and percent owned by such person or group.

(3) Includes 168,334 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan. Includes 25,000 shares of Common Stock that is issuable upon conversion of the Series C Stock.

(4) Includes 413,334 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan and 100,000 shares of Common Stock subject to currently exercisable warrants. Includes 100,000 shares of Common Stock that is issuable upon conversion of the Series C Stock.

(5) Includes 204,167 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(6) Includes 40,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan. Includes 250,000 shares of Common Stock that is issuable upon conversion of the Series C Stock.

(7) Includes 70,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(8) Includes 30,000 shares of Common Stock subject to currently exercisable options granted to Murtha, Cullina, Richter and Pinney LLP, counsel to the Company, of which Mr. Pinney is a partner. Includes 25,000 shares of Common Stock that is issuable upon conversion of the Series C Stock.

(9) Includes 17,118 shares of Common Stock owned by Mr. Steele's wife and 1,500 shares of Common Stock subject to currently exercisable warrants issued to Mr. Steele's wife, as to all of which he disclaims beneficial ownership. Includes 112,500 shares of Common Stock that is issuable upon conversion of the Series C Stock.

(10) Includes 20,214 shares of Common Stock and 12,388 shares of Common Stock subject to currently exercisable warrants held by Mr. Hansen's wife as custodian for their minor children. Includes 5,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan. Includes 346,535 shares of Common Stock subject to currently exercisable warrants held by Pennsylvania Merchant Group, Ltd., of which Mr. Hansen is President.

(11) Includes 1,000,835 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan, 512,500 shares of Common Stock issuable upon conversion of the Series C Stock and 460,423 shares of Common Stock subject to currently exercisable warrants.

                               EXECUTIVE OFFICERS

        The current Executive Officers of the Company are set forth in the section entitled "Election of Directors". The term of each of the Executive Officers expires as of the next Annual Meeting of the Board of Directors.

                             EXECUTIVE COMPENSATION

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

        EXECUTIVE COMPENSATION FOR 1999 The compensation of senior executives of the Company for 1999 was determined by the Board of Directors of the Company based upon recommendations of the Executive Compensation Committee of the Board of Directors (the "Committee"). The base salaries of the Company's executive officers have been determined at levels which management and the Board of Directors believe to be appropriate and competitive in order to attract and retain individuals with talents and experience necessary to carry out the Company's business plan, but only when viewed in combination with awards made to such executive officers under the Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan"). In view of the continuing priority on cash management, awards under the Stock Incentive Plan have become a critical component of executive compensation. The Company's Chief Executive Officer, Charles E. Buchheit, was the recipient of a substantial stock option award in April 1999 and a cash bonus approved in November 1999 and paid in January 2000. The stock option award was intended by the Committee and the Board to further incent Mr. Buchheit giving him an opportunity for an increased stake in the Company's performance. The bonus award reflected the judgment of the Committee and the Board that Mr. Buchheit was instrumental in the achievements of the Company, including the development of a substantial order backlog at the end of the year, solidifying the Company's relationships with its key OEM customers and successfully closing a financing required to sustain the Company's business plan.

        RESPONSIBILITIES AND POLICIES OF EXECUTIVE COMPENSATION COMMITTEE. The responsibilities of the Executive Compensation Committee include formulating policies and making recommendations to the Board of Directors with respect to compensation of executive officers of the Company. The Committee held one meeting in 1999 in order to consider base salaries and incentive stock option and bonus awards for senior executive officers.

        LIMITATION OF DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, general denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1,000,000 per year paid or accrued for its chief executive officer or any of the four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation on deductibility provided certain stockholder approval and independent director requirements are met. Because the compensation paid to each of the Company's executive officers have not exceeded nor approached $1,000,000 in any year, the Committee does not believe that this limitation on deductibility of executive compensation is currently of any concern to the Company. However, the Committee will continue to review this limitation in light of future events with the objective of achieving deductibility of executive compensation, as appropriate.

                        EXECUTIVE COMPENSATION COMMITTEE

                        Robert H. Steele, Chairman
                        Joseph T. Brophy
                        Willard F. Pinney, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the executive officers of the Company served during 1999 as a member of the Compensation Committee of any other company, except for Mr. Coburn who serves on the executive compensation committee of Scan Optics, Inc. All members of the Executive Compensation Committee are outside directors, except that Willard F. Pinney, Jr., is Secretary of the Company and a partner of Murtha, Cullina, Richter and Pinney LLP, which serves as counsel to the Company.

SUMMARY EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth information concerning compensation for services in all capacities to the Company for the fiscal year ended December 31, 1999 of (i) the chief executive officer and (ii) the Company's other most highly compensated executive officers whose total salary and bonus for the year ended December 31, 1999 exceeded $100,000 (the "Named Executive Officers").

                                                                                                             Long -Term
                                                      ANNUAL COMPENSATION                                COMPENSATION AWARDS
                                                      -------------------                             -----------------------
                                                                                                             Securities
                                                                                    Other Annual             Underlying
      NAME & PRINCIPAL POSITION        YEAR      SALARY($)        BONUS ($)       COMPENSATION ($)        OPTIONS/SARS(#)
      -------------------------        ----      ---------        ---------       ----------------        ---------------

       Richard J. Coburn               1999         120,000          44,731              -                  250,000
          Chairman                     1998         120,000             500              -                  120,000 (1)
                                       1997         121,923          24,663              -                   10,000

       Charles E. Buchheit             1999         250,000         119,731          20,265 (2)             650,000
          President and CEO            1998         166,667             500          19,547(2)              610,000 (1)(3)

       Norman L. Milliard              1999         150,000          61,462          20,927 (4)              75,000
          Vice Chairman and            1998         181,344             500              -                  220,000 (1)
          CTO                          1997         161,077          46,480              -                   15,000

(1) Includes the re-pricing of previously granted options to the named executive officers: 60,000 for Mr. Coburn, 255,000 for Mr. Buchheit and 110,000 for Mr. Milliard.

(2) Consists of various living expense reimbursements to Mr. Buchheit pursuant to his employment agreement with the Company.

(3) Includes a warrant to purchase 100,000 shares of the Company's Common Stock, commencing on September 29, 1998, at an exercise price of $ 1.00 per share and expiring in 2003.

(4) Reflects various living expenses of Mr. Milliard pursuant to his employment agreement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table contains information concerning the stock option grants made to each of the Named Executive Officers in fiscal 1999. No stock appreciation rights were granted during such year.

                                  Number of                                                         Potential Realizable Value at
                                  Securities      % of Total                                         Assumed Annual Rate of Stock
                                  Underlying     Options/SARs      Exercise or                      Price Appreciation for Option
                                 Options/SAR      Granted to       Base Price                                 TERM (2)
                                    Grants       Employees in       per Share
NAME                                  (#)         FISCAL YEAR       ($/SH)(1)     EXPIRATION DATE      5% ($)             10%($)
----                               ---------      -----------       ---------     ---------------      ------             ------

Charles E. Buchheit                621,714           32.4%             .22           04/30/09          85,530            216,749
                                    28,286            1.5%             .22           04/30/09           3,891              9,861
Richard J. Coburn                  250,000           13.0%             .22           04/30/09          34,393             87,158
Norman L. Milliard                  75,000            3.9%             .22           04/30/09          10,318             26,147

(1) All options were granted at the fair market value on the date of grant as determined by the Board of Directors.

(2) The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future Common Stock prices. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term; no value will be realized from the option grants made to the executive officers.

AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1999

        None of the Named Executive Officers exercised stock options during the year ended December 31, 1999. The following table provides information regarding the number of shares underlying both exercisable and unexercisable stock options as of December 31, 1999 and the values of unexercised "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying share exceeds the option's exercise price per share.

                                                            Number of Securities                   Value of unexercised
                                                            Underlying Unexercised                 In-the-Money
                                                            Options/SARs                           Options/SARs at
                                                            December 31, 1999                      December 31, 1999 (1)
                              ------------------------------------------------------------------------------------------------------
                                 Number of
                                  Shares
                                Acquired on      Value      Exercisable      Unexercisable       Exercisable       Unexercisable
                                 Exercise       Realized        (#)               (#)                ($)                ($)
                              ------------------------------------------------------------------------------------------------------
Charles E. Buchheit                  -             -            5,000            900,000              -              142,188

Richard J. Coburn                    -             -           23,334            286,666              -               54,688

Norman L. Milliard                   -             -          145,000            115,000              -               16,406


(1) Based on the closing price of the Common Stock at December 31, 1999 of $0.4062.

EMPLOYMENT AGREEMENTS

        Charles E. Buchheit and Norman L. Milliard have entered into employment agreements with the Company. Both agreements have a three-year term and expire on April 14, 2001 and June 30, 2001, respectively. If his employment agreement was terminated without "cause", as defined in the agreement, Mr. Buchheit would be entitled to receive (i) his base salary for the longer of a two-year period commencing on the date of termination or the balance of the three-year employment term; (ii) any accrued vacation; (iii) payment of health benefits for the balance of the employment term, and (iv) immediate vesting in all outstanding options. If his employment agreement was terminated without "cause", as defined in the agreement, Mr. Milliard would be entitled to receive his base salary and payment of health benefits for the balance of the three-year term. Mr. Buchheit's current base salary is $250,000 and Mr. Milliard's current base salary is $125,000.

        The employment agreements restrict Mr. Buchheit and Mr. Milliard from directly or indirectly competing with the Company through the participation in the development or distribution of any product related to the Company's product or processes during the term of the agreement and for a period of one year after if they voluntarily resign from the Company or are terminated for cause. The Employment Agreements do not otherwise restrict Mr. Buchheit and Mr. Milliard from pursuing any other business interests that do not directly compete with the Company.

STOCK INCENTIVE PLAN

        In January 1995, the Board of Directors and shareholders of the Company adopted the 1995 Stock Incentive Plan (the "Stock Incentive Plan"). Pursuant to the Stock Incentive Plan, the Board of Directors or a committee thereof may grant options or other awards for up to 4,000,000 shares of Common Stock. On November 29 1999, the Company's shareholders approved an amendment to the Stock Incentive Plan to increase the number of shares with respect to which awards may be granted from 2,000,000 shares to 4,000,000 shares. The Stock Incentive Plan is designed to give directors, officers and employees of the Company and other persons an expanded opportunity to acquire Common Stock in the Company or receive other long-term incentive remuneration in order that they may participate in the Company's growth and be motivated to remain with the Company and promote its further development and success.

        The Stock Incentive Plan includes provisions for granting both "incentive stock options" intended to qualify for certain federal tax advantages and "non-statutory options" which do not qualify for such tax advantages. Qualified incentive stock options may be granted only to eligible persons who are employees of the Company while non-statutory options may be granted to any persons, including directors, consultants and advisors of the Company who, in the sole opinion of the Board of Directors or a committee thereof are, from time to time, responsible for the management or growth of all or part of the business of the Company.

        The purchase price under each incentive stock option is as determined by the Board of Directors or a committee thereof but may not be less than 100% of the fair market value of the shares subject to such option on the date of grant, provided that such option price may not be less than 110% of such fair market value in the case of any stock option granted to a principal shareholder. The purchase price per share of Common Stock deliverable upon the exercise of non-statutory options is determined by the Committee, but may not be less than 85% of the fair market value of the Common Stock on the date of grant.

        Each option granted under the Stock Incentive Plan becomes exercisable on such date or dates and in such amount or amounts as the Board of Directors or a committee thereof determines. To date, all incentive stock options granted to employees are exercisable with respect to not more than one-third of the shares subject thereto after the expiration of one year following the date of its grant, and are exercisable as to an additional one-third of such shares after the expiration of each of the succeeding two years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable on the third anniversary of the date of its grant, except that on April 30,1999 incentive stock options were granted to employees that are 50% exercisable after one year and the remaining 50% exercisable on the second anniversary of the date of the grant. These options vest immediately in the event of a change in control of the Company or the termination of employment of the optionee without cause.

        As of March 3, 2000 incentive stock options to purchase 2,554,661 shares of Common Stock and non-statutory options to purchase 615,589 shares of Common Stock net of cancellations and exercises have been granted. All such options have been granted to employees of the Company, except for options granted (i) to non-employee directors, as described above, (ii) to Murtha, Cullina, Richter and Pinney LLP, counsel to the Company, in January 1995 entitling it to purchase 30,000 shares of the Company's Common Stock for a period of five years at an exercise price of $1.19 per share, which has been extended for an additional five years, (iii) to a consultant of the Company, an option granted in April 1996 and repriced in April 1998 entitling him to purchase 2,250 shares of the Company's Common Stock for a period of five years at an exercise reprice of $3.13, (iv) to the Company's Investor Relations firm, an option granted in July 1997 and repriced in April 1998 entitling it to purchase 10,000 shares of the Company's Common Stock for a period of five years at an exercise reprice of $3.13 and an option granted in April 1998 entitling it to purchase 5,000 shares of the Company's Common Stock for a period of five years at an exercise price of $3.13, (v) to a consultant of the Company, an option granted in October 1997 and repriced in April 1998 entitling him to purchase 20,000 shares of the Company's Common Stock for a period of five years at an exercise reprice of $3.13, (vi) to a consultant of the Company, an option granted in September 1998 entitling him to purchase 20,000 shares of the Company's Common Stock for a period of five years at an exercise price of $0.91 and (vii) to a consultant of the Company, an option granted in March 1999 entitling him to purchase 25,000 shares of the Company's Common Stock for a period of five years at an exercise price of $0.23. All options, both incentive and non-statutory, have been granted at fair market value as determined by the Board of Directors on the date of grant.

                                PERFORMANCE GRAPH

        The following graph demonstrates a comparison of cumulative total return based on an initial investment of $100 in the Company's Common Stock as compared with the Nasdaq Computer Manufacturers Index and the Nasdaq Composite Index and assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price for the period commencing on December 18, 1996, the date the Company's Common Stock began trading on the Nasdaq National Market, and ending on December 31, 1999. The following graph includes information required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.




                             [GRAPH CHART OMMITTED]



                         ITEM 2. APPOINTMENT OF AUDITORS

        The Board of Directors has selected PricewaterhouseCoopers LLP as auditors of the Company for the year ending December 31, 2000, subject to approval by shareholders at the Annual Meeting. PricewaterhouseCoopers LLP, has served as the Company's independent auditors since 1995. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to questions of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PROPOSALS FOR THE 2001 ANNUAL MEETING

        In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Company's proxy statement for the 2001 Annual Meeting must be received at the Company's offices at 800 Connecticut Boulevard, East Hartford, Connecticut 06108, Attention: Secretary no later than December 29, 2000.

                                  OTHER MATTERS

        The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S OFFICES AT 800 CONNECTICUT BOULEVARD, EAST HARTFORD, CONNECTICUT 06108, ATTENTION: SECRETARY.

                                       14